Exhibit 11

Form of Opinion

________, 2012

The Trustees of

Money Market Obligations Trust

4000 Ericsson Drive

Warrendale, PA 15086-7561

Ladies and Gentlemen:

Federated Prime Value Obligations Fund, Federated Prime Cash Obligations Fund, Federated Government Obligations Fund and Federated Treasury Obligations Fund (the “Funds”), each a portfolio of Money Market Obligations Trust, a Massachusetts business trust, proposes to acquire the assets of Fifth Third Prime Money Market Fund, Fifth Third Institutional Money Market Fund, Fifth Third Institutional Government Money Market Fund and Fifth Third U.S. Treasury Money Market Fund, each a portfolio of Fifth Third Funds in exchange for shares of the Funds (“Shares”) pursuant to the Agreement and Plan of Reorganizations dated _______, 2012 ("Agreement"), included as an exhibit to the registration statement of the Funds filed on Form N-14 under the Securities Act of 1933, as amended ("N-14 Registration").

As counsel to the Funds we have reviewed the appropriate documents relating to the organization of the Funds, their registration under the Investment Company Act of 1940, the registration of their securities on Form N-1A under the Securities Act of 1933 and participated in the drafting of the N-14 Registration. Specifically, we have examined and are familiar with the Declaration of Trust dated October 3, 1988 (“Declaration”), the Bylaws of the Funds, and such other documents and records deemed relevant for the purpose of rendering this opinion. We have also reviewed questions of law as deemed necessary or appropriate by us for the purposes of this opinion.

Based upon the foregoing, it is our opinion that:

1. The Funds are duly organized and validly existing pursuant to the Declaration.

2. The Shares which are currently being registered by the N-14 Registration may be legally and validly issued in accordance with the Declaration upon receipt of consideration sufficient to comply with the provisions of the Declaration and subject to compliance with the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities. Such Shares, when so issued, will be fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the N-14 Registration referred to above and to any application or registration statement filed under the securities laws of any of the States of the United States.

Very truly yours,

Reed Smith LLP

GFM